                                                                  Exhibit (d)(2)


                        STOCK OPTION AND TENDER AGREEMENT


      Stock Option and Tender Agreement (this "Agreement"), dated as of December 19, 2000, by and among Wolters Kluwer U.S. Corporation, a Delaware corporation ("PARENT"), LL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and the stockholders set forth in SCHEDULE I hereto (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, Parent, Sub, and Loislaw.com, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented, the "Merger Agreement") pursuant to which Sub has agreed to make a tender offer (as the same may be amended or supplemented, the "Offer") for all of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company at the Offer Price (as defined in the Merger Agreement) net to the seller in cash, to be followed by a merger (the "Merger") of Sub with and into the Company.

      WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, each of Parent and Sub has required that each Stockholder agree, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed, among other things, (i) to tender in the Offer all of the shares of Common Stock now owned or which may hereafter be acquired by such Stockholder (the "Shares"), (ii) to grant to Parent or Sub, as Parent shall designate (the "Optionee"), the option to purchase the Shares in certain circumstances, (iii) to appoint Parent as such Stockholder's proxy under certain circumstances to vote the Shares in connection with the Merger Agreement, (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement, and (v) to restrict transfers or exercises of Company Options (as defined in Section 8 below), if any, held by such Stockholder except as provided herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. TENDER OF SHARES. Each Stockholder severally (and not jointly) agrees to tender and sell to Parent and/or Sub pursuant to the Offer all of the Shares that are owned of record or owned beneficially with the right to sell ("Owned") (as set forth on SCHEDULE I hereto) and each Stockholder further agrees that, once tendered, such Shares will not be withdrawn from the Offer unless the Offer is terminated by Parent or Sub without any shares of Common Stock being purchased thereunder or unless the Offer is amended to reduce the purchase price therefor or in any other respect that is materially adverse to the Stockholder. Each Stockholder severally (and not jointly) agrees that such Stockholder shall deliver to the depositary for the Offer, promptly following the commencement of the Offer and in any event within 10 business days after commencement, either a letter of transmittal together with the certificates for the Shares, if available, or a "Notice of Guaranteed Delivery", if the Shares are not available.

      2.    STOCK OPTION.

            2.1 GRANT OF STOCK OPTION. Each Stockholder hereby grants to Optionee an irrevocable option (the "STOCK OPTION"), on the terms and conditions set forth in Sections 2.1 through 2.5, to purchase all of the Shares Owned by such Stockholder (as set forth on SCHEDULE I hereto), at such time as Optionee may exercise the Stock Option during the Exercise Period (as defined below), at a purchase price equal to the Offer Price.

            2.2 EXERCISE OF STOCK OPTION. (a) The Stock Option may be exercised by Optionee, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares, during the period (the "Exercise Period") beginning on the earlier of (i) the date the Offer is terminated by Parent or Sub for the reasons set forth in (f) or (g) of the Conditions to the Offer (as set forth in Annex A to the Merger Agreement) without any violation of the Offer or the Merger Agreement by Parent or Sub which would permit the Company to terminate the Merger Agreement and (ii) the termination of the Merger Agreement by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(i)(a) or (b) of the Merger Agreement and, in either case, ending twenty (20) business days after the initial public announcement of a Superior Proposal (as defined in the Merger Agreement).

                  (b) If Optionee wishes to exercise the Stock Option, Optionee shall send a written notice (an "EXERCISE NOTICE") during the Exercise Period to each Stockholder specifying that Optionee shall purchase the total number of Shares held by such Stockholder and a date, which shall be a business day, and a place, which shall be in the city of Chicago, Illinois, for the closing of such purchase (the "STOCK OPTION CLOSING"). If the Stock Option is not exercised during the Exercise Period, the Stock Option shall immediately terminate.

                  (c) Upon receipt of the Exercise Notice, each Stockholder shall be obligated to deliver to Optionee a certificate or certificates representing, and Optionee shall be obligated to (and Parent shall cause Optionee to) purchase, the number of Shares held by such Stockholder (or to direct the depositary for the Offer to so deliver such certificate or certificates), in accordance with the terms of this Agreement, on the later of the date specified in such Exercise Notice or the first business day on which the conditions specified in Section 2.3 shall be satisfied. The date specified in such Exercise Notice may be as early as one business day after the date of such Exercise Notice but shall not be later than five (5) business days after the later of (i) the date of such Exercise Notice, or (ii) the date all conditions under Section 2.3 are satisfied.

            2.3 CONDITIONS TO DELIVERY OF THE SHARES. The obligation of each Stockholder to deliver, and of the Optionee to pay for, the Shares upon exercise of the Stock Option is subject to the following conditions:

                  (a) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the exercise of the Stock Option and the delivery of the Shares shall have expired or been terminated; and

                  (b) There shall be no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Shares in respect of such exercise.

            2.4 STOCK OPTION CLOSING. At the Stock Option Closing, each Stockholder will deliver to Optionee a certificate or certificates evidencing the number of Shares owned by such Stockholder, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Optionee's judgment to transfer record ownership of the Shares into Optionee's name on the stock transfer books of the Company, and Optionee will purchase the delivered Shares at the Offer Price. With respect to the payment to be made from the Optionee to each Stockholder pursuant to this
Section 2.4, such payment shall be made by wire transfer of immediately available funds or by certified bank check payable to such Stockholder, in an amount for such Stockholder equal to the product of (a) the Offer Price and (b) the number of Shares delivered by such Stockholder in respect of the Stock Option Closing.

            2.5 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Optionee's rights and privileges under this Agreement, the number and kind of the shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Optionee its rights and privileges under this Agreement. Without limiting the scope of the foregoing, in any such event, at the option of Optionee, the Stock Option shall represent the right to purchase, in addition to the number and kind of Shares which Optionee would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Shares.

      3.    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.

            Each Stockholder severally (and not jointly), represents and warrants to Parent and Sub that:

            3.1 POWER AND AUTHORITY. Such Stockholder has all necessary power and authority to enter into this Agreement and to sell, assign, transfer and deliver to Parent and/or Sub, pursuant to the terms and conditions of this Agreement and the Merger Agreement, the Shares Owned by such Stockholder (as set forth on SCHEDULE I hereto).

            3.2 NO OTHER RIGHTS. Except for this Agreement and as shown on
Schedule I hereto, there are no outstanding options, warrants or rights to purchase or acquire the Shares of such Stockholder.

            3.3 ONLY SHARES. The Shares of such Stockholder subject to this Agreement are the only shares of Common Stock Owned by such Stockholder.

            3.4 TITLE. Such Stockholder has, and upon the closing of the Offer, Sub shall receive, good and marketable title to such Shares of such Stockholder, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever (other than those imposed by applicable federal and state securities laws).

            3.5 VALIDITY. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            3.6 NON-CONTRAVENTION. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) by Stockholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Stockholder under, any provision of (i) the certificate of incorporation or other organizational documents of such Stockholder, if any, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Stockholder or the Shares of such Stockholder or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of his, her or its properties or assets or the Shares of such Stockholder, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of such Stockholder to perform his, her or its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

      4. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub hereby represent and warrant to each Stockholder as follows:

            4.1 POWER AND AUTHORITY. Each of Parent and Sub has all necessary power and authority to enter into the Agreement and to purchase the Shares pursuant to the terms and conditions of this Agreement and the Merger Agreement.

            4.2 SUFFICIENT FUNDS. Parent and/or Sub has, or prior to the date of the Stock Option Closing will have, all of the funds necessary to consummate the transactions contemplated hereby on a timely basis and to pay any and all related fees and expenses.

            4.3 VALIDITY. This Agreement is the legal, valid and binding agreement of Parent and Sub enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

            4.4 NON-CONTRAVENTION. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries which (x) are owned directly or indirectly by Parent and (y) directly or indirectly own Sub ("Owning Subs") under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent (or any comparable organizational documents) or any provision of the comparable certificate of incorporation or other organizational documents of Sub or any Owning Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any Owning Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any Owning Sub or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate would not have a Parent Material Adverse Effect (as defined in the Merger Agreement), materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent, limit or restrict the consummation of any of the transactions contemplated hereby.

      5.    COVENANTS OF STOCKHOLDERS.

            5.1 NO DISPOSITION OR ENCUMBRANCE OF SHARES; NO ACQUISITION OF SHARES. (a) Each Stockholder severally (and not jointly) covenants and agrees that, except as contemplated by this Agreement, such Stockholder shall not (x) offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, or (y) create any security interest, lien, claim, pledge, option, right of first refusal, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, the Shares Owned by, or that may hereafter be acquired by, such Stockholder. Each Stockholder severally (and not jointly) agrees that such Stockholder shall not grant any proxy or power of attorney with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of the transactions contemplated by this Agreement or the Merger Agreement. Each Stockholder severally (and not jointly) hereby represents and warrants that such Stockholder has granted no Voting Proxy which is currently (or which will hereafter become) effective with respect to Shares owned by such

Stockholder except Voting Proxies, if any, granted to another Stockholder, and if such Stockholder has granted a Voting Proxy to any person other than a Stockholder, such Voting Proxy is hereby revoked and such Stockholder shall take all such other actions as may be necessary or advisable to ensure that any such Voting Proxy has been properly revoked. No Voting Proxy shall be given or written consent executed by such Stockholder after the date hereof with respect to such Stockholder's Shares (and if given or executed, shall not be effective) so long as this Agreement remains in effect; PROVIDED, HOWEVER, that such Stockholder may hereafter grant Voting Proxies in furtherance of such Stockholder's obligations under Section 7.1 hereof.

                  (b) Each Stockholder hereby severally (and not jointly) covenants and agrees that it shall not, and shall not offer or agree to, acquire any additional shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock, without the prior written consent of Parent or Sub.

            5.2 NO SOLICITATION OF TRANSACTIONS. Each Stockholder severally (and not jointly) agrees that such Stockholder shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. From and after the date hereof, no Stockholder shall, directly or indirectly, solicit or initiate any takeover proposal or offer from any person, or (except to the extent permitted by the last sentence of Section 5.2 of the Merger Agreement) engage in discussions or negotiations relating thereto (including by way of furnishing information). Each Stockholder shall promptly advise Parent of the receipt of any Alternative Proposal (as defined in the Merger Agreement).

            5.3 STOCKHOLDERS' REPRESENTATIVE. Each Stockholder, other than Capital Resource Lenders III, L.P., CRP Investment Partners III, L.L.C., Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV, FTE, L.P., hereby appoints Kyle D. Parker as Stockholders' Representative to act as Stockholders' Representative for purposes of giving and receiving notices on behalf of each of the Stockholders under this Agreement.

      6.    COVENANTS OF PARENT AND SUB.

            6.1 NO SALE. After the purchase of the Shares hereunder, neither Parent nor Sub will sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended.

            6.2 PERFORMANCE. Parent and Sub shall perform in all material respects all of their respective obligations under the Merger Agreement.

      7.    VOTING AGREEMENT: PROXY OF STOCKHOLDER.

            7.1 VOTING AGREEMENT. (a) Each Stockholder hereby severally (and not jointly) agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall (i) vote all of the Shares Owned by such Stockholder in favor of the Merger, the Merger Agreement and any of the transactions contemplated by the Merger Agreement; (ii) vote such Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iii) vote the Shares against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. Notwithstanding the foregoing, no Stockholder shall be obligated to vote or execute a written consent to the extent the Offer Price or Merger Consideration is reduced or the Offer or the Merger Agreement is modified or amended to materially adversely affect the rights or benefits of the Company or any stockholders (including the Stockholders) or to materially diminish the obligations or to materially increase the rights of Parent and/or Sub thereunder.

                  (b) Each Stockholder hereby severally (and not jointly) further agrees that, if the Merger Agreement shall terminate solely by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(i)(a) or (b) of the Merger Agreement and for as long as the Exercise Period has not ended, such Stockholder (i) shall attend or otherwise participate in all duly called stockholder meetings and in all actions by written consent of stockholders, (ii) shall not, without the prior written consent of Parent or Sub, vote any of such Shares in favor of any actions requiring stockholder approval which are described in Section 5 of the Merger Agreement and (iii) shall otherwise vote such Shares, and use its reasonable efforts in its capacity as stockholder of the Company, to prevent the actions prohibited by Section 5 of the Merger Agreement.

            7.2 IRREVOCABLE PROXY. In the event that any Stockholder shall breach its covenant set forth in Section 7.1, such Stockholder (without any further action on such Stockholder's part) shall be deemed to have hereby irrevocably appointed Parent as the attorney-in-fact and proxy of such Stockholder pursuant to the provisions of Section 212 of the Delaware General Corporation Law, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all shares of Common Stock (including the Shares) that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise to vote such shares as set forth in Section 7.1 above; PROVIDED, that in any such vote or other action pursuant to such proxy Parent shall not have the right (and such proxy shall not confer the right) to vote to reduce the Offer Price or the Merger Consideration (as defined in the Merger Agreement) or to otherwise modify or amend the Merger Agreement to materially adversely affect the rights or benefits of the Company or any stockholders of the Company (including the Stockholders) under the Offer or the Merger Agreement or to materially diminish the obligations or to materially increase the rights of Parent and/or Sub thereunder; and PROVIDED FURTHER, that this proxy shall irrevocably cease to be in effect at any time that (x) the Offer shall have expired or terminated without any shares of Common Stock being purchased thereunder in violation of the terms of the Offer or the Merger Agreement or (y) Parent or Sub shall be in violation of the terms of this Agreement. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND

IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 212(e) OF THE DELAWARE GENERAL CORPORATION LAW. Each Stockholder shall execute and deliver to Parent any proxy cards that such Stockholder receives to vote in favor of the consummation of the Merger. Parent shall deliver to the Secretary of the Company any such proxy cards received by it at any meeting called to approve the consummation of the Merger.

      8. TRANSFER OF OPTIONS. Each of the Stockholders identified on Schedule I hereto as holding options to purchase shares of Common Stock of the Company (each a "Company Option") severally (and not jointly) agrees that so long as this Agreement shall remain in effect, such Stockholder (for purposes of this Section 8, an "Optionholder") will not transfer or exercise any Company Options held by such Optionholder; PROVIDED, HOWEVER, that each Optionholder agrees to accept at the Effective Time (as defined in the Merger Agreement) an amount in respect of such Company Options equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of each such Company Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes), and each such Company Option shall thereafter be canceled.

      9. EFFECTIVENESS: TERMINATION: NO SURVIVAL. This Agreement shall become effective as to each Stockholder upon its execution by such Stockholder, Parent and Sub and upon the execution of the Merger Agreement. This Agreement may be terminated as to each Stockholder at any time by mutual written consent of such Stockholder, Parent and Sub. Other than the Stock Option, which shall be governed by Section 2.2, and other than the provisions of Section 7.1(b) and 7.2, this Agreement shall terminate, without any action by the parties hereto, on the date on which the Merger Agreement terminates in accordance with its terms; PROVIDED, HOWEVER, the provisions of Section 7.1(b) and 7.2 shall terminate upon termination of the Stock Option. Any Stockholder may terminate this Agreement in its entirety (including without limitation the Stock Option even if it has been previously exercised) as to such Stockholder (i) at any time on or after June 19, 2001, (ii) if the Offer Price or Merger Consideration is reduced or the Offer or the Merger Agreement is modified or amended to materially adversely affect the rights or benefits of the Company or any stockholders (including the Stockholders) or to materially diminish the obligations or to materially increase the rights of Parent and/or Sub thereunder, or (iii) if, at any time after April 19, 2001, upon request made by the Company in accordance with the terms of that certain Grid Promissory Demand Note dated the date hereof made by the Company in favor of Parent (the "Note"), Parent fails to make an advance to the Company as required in accordance with the terms of the Note. No termination of this Agreement shall relieve any party from liability for any breach of this Agreement. The representations and warranties of the parties set forth in Sections 3 and 4 hereof shall not survive the termination of this Agreement (except that if the Stock Option is duly exercised, Sections 3.1, 3.2, 3.4 and 3.5 shall survive the exercise of the Stock Option and the purchase of the Shares pursuant thereto, regardless of any investigation made by Parent or Sub).

      10.   MISCELLANEOUS.

            10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, with return receipt requested, as follows:

             (a)   If to Parent or Sub, to:

                   Wolters Kluwer United States Inc.
                   161 North Clark Street
                   Chicago, Illinois 60601
                   Attention: Bruce C. Lenz
                              Executive Vice President

                   with a copy to:

                   Pryor Cashman Sherman & Flynn LLP
                   410 Park Avenue
                   New York, New York 10022
                   Attention:  Arnold J. Schaab, Esq.

             (b) If to Kyle D. Parker or any Stockholder who has appointed the Stockholder Representative, to the Stockholders' Representative at:

                   Loislaw.com, Inc.
                   105 North 28th Street
                   Van Buren, Arkansas 72956
                   Attention: Kyle D. Parker

                   with a copy to:

                   Novakov, Davis & Munck
                   900 Three Galleria Tower
                   13155 Noel Road
                   Dallas, TX 75240
                   Attention:  Kenn W. Webb, Esq.

                   and to:

                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                   1700 Pacific Avenue, Suite 4100
                   Dallas, TX 75201-4675
                   Attention:  Michael E. Dillard, P.C.

             (c) If to Capital Resource Lenders III, L.P. or CRP Investment Partners III, L.L.C., to

                   85 Merrimax Street, Suite 200
                   Boston, MA  02114
                   Attention: Steven Jenks

                   with a copy to:

                   Edwin Miller
                   Testa, Hurwitz & Thibeault, LLP
                   125 High Street
                   Boston, MA 02110

             (d)   If to Sandler Capital Partners, IV, L.P. or
                   Sandler Capital Partners IV, FTE, L.P., to

                   c/o Sandler Capital Management
                   767 Fifth Avenue, 45th Floor
                   New York, NY 10022
                   Attention: Hannah Stone

                   with a copy to:
                   William A. Bianco
                   Sandler Capital Management
                   767 Fifth Avenue, 45th Floor
                   New York, NY 10022

            10.2 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party sought to be bound thereby.

            10.3 NO PRIOR AGREEMENTS. This Agreement and the Merger Agreement contain the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

            10.4 SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable, except that Parent or Sub may assign its rights under this Agreement to another direct or indirect wholly-owned subsidiary of Parent, but such assignment shall not relieve Parent or Sub of their respective obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their successors (including heirs, administrators and executors of individuals) and permitted assigns.

            10.5 REMEDIES. Parent and Sub, on the one hand, and the Stockholders, on the other hand, each acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

            10.6 EXPENSES. Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of the Agreement.

            10.7 COUNTERPARTS. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered to be an original, both of which together shall constitute the same instrument.

            10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the principles of conflicts of laws.

            10.9 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            10.10 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

            10.11 ACTIONS OF DIRECTORS. Nothing in this Agreement shall be deemed to require or restrict any action, decision or failure to act of any member of the Company's Board of Directors acting in his or her capacity as such.

            10.12 OBLIGATION OF PARENT. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action and a guarantee of the performance thereof.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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      IN WITNESS WHEREOF, the parties have executed this Agreement to take effect as of the date set forth above.

                                    WOLTERS KLUWER U.S. CORPORATION


                                    By: /s/ Bruce C. Lenz
                                        --------------------------------------
                                        Name:  Bruce C. Lenz
                                        Title: Secretary


                                    LL ACQUISITION CORP.


                                    By: /s/ Bruce C. Lenz
                                        --------------------------------------
                                        Name:  Bruce C. Lenz
                                        Title: Secretary


                                  STOCKHOLDERS

                                    /s/ Kyle D. Parker
                                    -----------------------
                                    Kyle D. Parker


                                    KDP Investments, Limited Partnership

                                    By: KDP Management Company, LLC,
                                          Its General Partner

                                          By:  /s/ Kyle D. Parker
                                               ----------------------
                                               Kyle D. Parker
                                               Managing Member


                                The Parker Trust

                                    By:  /s/ Kyle D. Parker
                                         ---------------------
                                         Kyle D. Parker
                                         Trustee

                                    /s/ Douglas W. Parker, Sr.
                                    ---------------------------
                                    Douglas W. Parker, Sr.

                                    DWP & LAP INVESTMENTS, LIMITED PARTNERSHIP

                                    By: DWP & LAP Management Company, LLC,
                                          Its General Partner

                                          By:  /s/ Douglas W. Parker, Sr.
                                               --------------------------
                                               Douglas W. Parker, Sr.
                                               Managing Member

                                    /s/ Melissa A. Parker
                                    -----------------------
                                    Melissa A. Parker


                                    MELISSA INVESTMENTS, LIMITED PARTNERSHIP

                                    By: Melissa Management Company, LLC,
                                          Its General Partner

                                          By:  /s/ Melissa A. Parker
                                               ----------------------
                                               Melissa A. Parker
                                               Managing Member

                                    /s/ W. Clark Wigley
                                    -----------------------
                                    W. Clark Wigley

                       CAPITAL RESOURCE LENDERS III, L.P.

                       By: Capital Resource Partners III, L.L.C. Its General Partner

                             By:  /s/ Steven M. Jenks
                                  ---------------------------
                                  Name:  Steven M. Jenks
                                  Title: Partner


                       CRP INVESTMENT PARTNERS III, L.L.C.

                       By:  /s/ Steven M. Jenks
                            ---------------------------
                            Name:  Steven M. Jenks
                            Title: Partner

                       Sandler Capital Partners IV, L.P.

                       By:  Sandler Investment Partners, L.P.,
                            a general partner

                       By:  Sandler Capital Management,
                            a general partner

                        By: MJDM Corp.,
                            a general partner


                            By: /s/ William A. Bianco
                               ---------------------------------
                               Name:  William A. Bianco
                               Title: Vice President



                            Sandler Capital Partners IV FTE, L.P.

                            By:  Sandler Investment Partners, L.P.,
                                 a general partner

                            By:  Sandler Capital Management,
                                 a general partner

                            By:  MJDM Corp.,
                                 a general partner


                                 By: /s/ William A. Bianco
                                     ---------------------------------
                                     Name:  William A. Bianco
                                     Title: Vice President

                                   SCHEDULE I

STOCKHOLDER                              NUMBER OF SHARES           NUMBER OF OPTIONS
                                              HELD                        HELD
Kyle D. Parker                            1,119,200                     38,000

KDP Investments, Limited Partnership      2,000,000                          0

The Parker Trust                            219,500                          0

Douglas W. Parker, Sr.                      479,600                          0

DWP & LAP Investments,
      Limited Partnership                 1,000,000                          0

Melissa A. Parker                           559,600                          0

Melissa Investments, Limited Partnership  1,000,000                          0

W. Clark Wigley                             219,500*                         0

Capital Resource Lenders III, L.P.        5,659,542                          0

CRP Investment Partners III, L.L.C.           4,628                          0

Sandler Capital Partners IV, L.P.         1,587,360                          0

Sandler Capital Partners IV, FTE, L.P.      650,160                          0


* Represented by an option to acquire the shares held by The Parker Trust.